Exhibit 99.1

Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer, Chief Operating Officer	Vice President Finance, Treasurer
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
Third Quarter 2005 Operating Results
     MINNEAPOLIS — (BUSINESS WIRE) — November 15, 2005 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today reported third quarter and year-to-date operating results.
     Net sales for the third quarter ended October 29, 2005 decreased 13.1% to $76.4 million compared to $87.9 million for the same period last year. Comparable store sales decreased 11.3% compared to an increase of 7.2% in the same period last year.
     Wilsons Leather reported a net loss for the 2005 third quarter of $11.7 million, or $0.30 per basic and diluted share. This compares to a net loss for the 2004 third quarter of $8.5 million, or $0.22 per basic and diluted share. Included in the results for the 2004 third quarter is a net loss of $2.7 million, or $0.07 per basic and diluted share, primarily related to lease termination costs, severance, and other restructuring charges related to the closing of 111 stores. Net loss for the 2004 third quarter, when adjusted to remove the $2.7 million in charges related to store closings and restructuring, was $5.8 million, or $0.15 per basic and diluted share.
     Year-to-date sales decreased 9.1% to $219.1 million compared to $241.0 million for the same period last year. Sales for the prior year-to-date period included approximately $20.8 million in liquidation sales resulting from the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores. Comparable store sales for the nine-month period increased 3.1% compared to an increase of 4.7% in the same period last year. Comparable store sales for the prior year-to-date period do not include sales from stores that were liquidated.
     The net loss for the current nine-month period was $29.5 million, or $0.76 per basic and diluted share. This compares to a net loss of $65.7 million, or $2.29 per basic and diluted share, in the first three quarters of 2004. Included in the results for the 2004 fiscal year is a net loss of $25.1 million, or $0.88 per basic and diluted share, related to the transfer of inventory to an independent liquidator in conjunction with the closing of 111 stores, accelerated depreciation, fixed asset write-offs, lease termination costs related to store closings, severance, and other restructuring charges. Net loss for the 2004 nine-month period, when adjusted to remove the $25.1 million in charges related to store closings and restructuring, was $40.6 million, or $1.41 per basic and diluted share.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

     A reconciliation of the net loss and basic and diluted loss per share for the 2004 periods with and without the charges related to the 2004 restructuring appears in an accompanying table. Net loss and basic and diluted loss per share excluding these restructuring charges are measures of performance that are not defined by U.S. generally accepted accounting principles (“GAAP”) and should be viewed in addition to, and not in lieu of, the net loss and basic and diluted loss per share as reported on a GAAP basis.
     Michael Searles, Chairman and Chief Executive Officer, commented, “We are disappointed in our operating performance during the third quarter of 2005. Our performance was out of step with the momentum we built during the fist six months of the year. Sales during the quarter were significantly affected by weather, which resulted in weak performance across the board. The men’s division was down 14.5%, women’s was down 22.4%, and accessories were up 0.4%. Mall comparable store sales were down 10.0% during the quarter and outlets were down 14.3%.”
     Searles continued, “While our third quarter performance was disappointing, we are satisfied with our performance year-to-date. For the year, our comparable store sales performance has been positive, margin rates are running 260 basis points ahead of last year and SG&A expenses as a percentage of sales are in line with last year. Our balance sheet remains strong. Our revolving line of credit balance of $13.0 million at the end of the quarter is the lowest it has been during this time of year since going public. Total inventory at the end of the quarter, including in transit inventory, is 140 basis points below last year.”
     Searles concluded by commenting on the Company’s outlook for the fourth quarter. “Unfavorable weather patterns have continued into November and our early November sales have been impacted. With that said, we will be implementing a number of initiatives to drive sales during the fourth quarter. Near term, we expect to be able to maintain our pricing so that we can drive improved margins during the upcoming quarter as compared to last year. We’ve learned from previous fall seasons with similar weather patterns that lowering prices only serves to give back margin rather than significantly improving sales. We are working hard to ensure that we will have the right merchandise mix in place between fashion and basics when weather becomes less of a factor. We believe our performance thus far provides our company with a financial foundation that enables any flexibility needed during the ever important holiday selling season.”
About Wilsons Leather
     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of October 29, 2005, Wilsons Leather operated 430 stores located in 45 states, including 306 mall stores, 110 outlet stores and 14 airport stores. The Company regularly

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com supplements its permanent mall stores with seasonal stores during its peak selling season from October through January.
     Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements, and relate to, among other things, expected results of operations and operating performance, including our financial ability to respond to changes, pricing and gross margins, and demand for the Company’s products. Factors that could cause actual results to differ include: changes in customer shopping patterns; competition in our markets; uncertainty in general economic conditions, including rising energy prices; our inability to effectively respond to changes in fashion trends and consumer demands; failure of results of operations to meet expectations of research analysts; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; risks associated with our debt service; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; the sale into the market of the shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our equity financing; concentration of our common stock; volatility of the market price of our common stock; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; interruption in the operation of our corporate offices and distribution center; and the sale into the market of our common stock by existing shareholders, including shares issuable upon exercise of outstanding vested options. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
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7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 29,	January 29,	October 30,
	2005	2005(1)	2004(2)
	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$48,821	$—
Accounts receivable, net	6,409	3,643	4,463
Inventories	122,988	86,059	124,760
Prepaid expenses and other current assets	5,091	3,246	7,725

TOTAL CURRENT ASSETS	134,488	141,769	136,948

Property and equipment, net	42,733	44,606	48,501
Other assets, net	1,733	2,205	2,393

TOTAL ASSETS	$178,954	$188,580	$187,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,260	$17,697	$35,144
Notes payable	13,642	—	21,557
Current portion of long-term debt	—	5,000	—
Accrued expenses	18,967	22,959	22,553
Liabilities of discontinued operations	—	—	296
Income taxes payable	2,504	4,307	3,585
Deferred income taxes	5,585	5,585	8,203

TOTAL CURRENT LIABILITIES	74,958	55,548	91,338

Long-term debt	20,000	20,000	25,000
Other long-term liabilities	17,774	17,925	18,652
Total shareholders’ equity	66,222	95,107	52,852

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$178,954	$188,580	$187,842

1.	Derived from audited consolidated financial statements.

2.	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.
Note: The Company’s inventories are determined by the retail method on the last-in, first-out (“LIFO”) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of October 29, 2005, January 29, 2005 or October 30, 2004.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	October 29,	October 30,
	2005	2004(1)
NET SALES	$76,389	$87,923
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	56,232	62,356

Gross margin	20,157	25,567

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	27,226	28,851
DEPRECIATION AND AMORTIZATION	3,275	3,824

Operating loss	(10,344)	(7,108)
INTEREST EXPENSE, net	949	1,385

Loss before income taxes	(11,293)	(8,493)
INCOME TAX PROVISION	423	—

Net loss	$(11,716)	$(8,493)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.30)	$(0.22)

Weighted average shares outstanding — basic and diluted	39,021	38,843

1.	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the year-to-date period ended
	October 29,	October 30,
	2005	2004(1)
NET SALES	$219,135	$241,004
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	160,165	183,810

Gross margin	58,970	57,194

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	76,598	90,606
DEPRECIATION AND AMORTIZATION	10,567	26,235

Operating loss	(28,195)	(59,647)
INTEREST EXPENSE, net	2,295	6,082

Loss before income taxes	(30,490)	(65,729)
INCOME TAX BENEFIT	(988)	—

Net loss	$(29,502)	$(65,729)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.76)	$(2.29)

Weighted average shares outstanding — basic and diluted	38,973	28,743

1.	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of the GAAP net loss and loss per basic and diluted share to the adjusted net loss and loss per basic and diluted share:

	For the three months ended October 30, 2004
		Basic and diluted
	Net loss	loss per share
As reported	$(8,493)	$(0.22)
Restructuring and other charges (1)	2,731	0.07

Adjusted	$(5,762)	$(0.15)

(1)	Includes $2.7 million related to lease termination costs, severance, and other restructuring charges.

	For the year-to-date period ended October 30, 2004
		Basic and diluted
	Net loss	loss per share
As reported	$(65,729)	$(2.29)
Restructuring and other charges (1)	25,128	0.88

Adjusted	$(40,601)	$(1.41)

(1)	Includes $25.1 million related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, lease termination costs, accelerated depreciation, asset write-offs related to store closings, severance, and other restructuring charges.